UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
             of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
|X|   Preliminary Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
|_|   Definitive Information Statement

                          KENT FINANCIAL SERVICES, INC.
                          -----------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):
|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)   Title of each class of securities to which transaction applies:
      _____________________________________________________________________
(2)   Aggregate number of securities to which transactions applies:
      _____________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined);
      _____________________________________________________________________
(4)   Proposed maximum aggregate value of transaction:
      _____________________________________________________________________
(5)   Total fee paid:
      _____________________________________________________________________

|_|   Fee paid previously with preliminary materials:
      _____________________________________________________________________

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:
      _____________________________________________________________________
(2)   Form Schedule or Registration Statement No.:
      _____________________________________________________________________

(3)   Filing party:
      _____________________________________________________________________
(4)   Date filed:
      _____________________________________________________________________

                          KENT FINANCIAL SERVICES, INC.
                                 376 Main Street
                                   P.O. Box 74
                          Bedminster, New Jersey 07921
                                 (908) 234-0078
        -----------------------------------------------------------------

               NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

        -----------------------------------------------------------------

Dear Stockholder:

This letter is to inform you that on November 25, 2005, stockholders holding approximately 54.69% of the outstanding shares of our common stock approved the Kent Financial Services, Inc. 2005 Stock Option Plan, or 2005 Plan, by written consent. The 2005 Plan was also approved by our Board of Directors. The stockholders' approval will be effective 20 calendar days after the date this letter and the accompanying Information Statement are mailed to you. The written consent of our stockholders will satisfy the stockholder approval requirements for the 2005 Plan under Delaware law, and the rules of The Nasdaq Stock Market ("Nasdaq").


                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.



Section 228 of the Delaware General Corporation Law, or DGCL, provides that any action required or permitted under the DGCL to be taken at any annual or special stockholders meeting may be taken without a meeting, and without a vote, by the written consent of the holders of the outstanding shares of voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 242 of the DGCL, a majority of the outstanding voting shares of stock entitled to vote is required to approve the 2005 Plan. To eliminate the costs and management time involved in having a special meeting of stockholders and obtaining proxies, the Board of Directors voted to use, and did in fact obtain, the written consent(s) of the holders of a majority of the outstanding voting shares of the Company.

Under Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to the stockholders who have not consented in writing to such action. This Information Statement is intended to provide such notice. No appraisal rights under the DGCL are afforded to the Company's stockholders as a result of the approval of the 2005 Plan.

The accompanying Information Statement is for information purposes only. It describes why we took the action we did and contains other disclosures required by law in connection with stockholder approval of the 2005 Plan.

Please read the accompanying Information Statement carefully.


                                  KENT FINANCIAL SERVICES, INC.



                                  /s/ Paul O. Koether
                                  -----------------------------------------
                                  Paul O. Koether
                                  Chairman



Bedminster, New Jersey
December 19, 2005

                          KENT FINANCIAL SERVICES, INC.
                                 376 Main Street
                                   P.O. Box 74
                          Bedminster, New Jersey 07921
                                 (908) 234-0078

        -----------------------------------------------------------------

                              INFORMATION STATEMENT

        -----------------------------------------------------------------


                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about December 19, 2005 to the stockholders of record of Kent Financial Services, Inc. at the close of business on November 25, 2005. This Information Statement is being sent to you for information purposes only. No action is required on your part.

This Information Statement is furnished by the board of directors of Kent Financial Services, Inc. The terms "Kent", "Company", "we", "us" or "our" refer to Kent Financial Services, Inc.

The Information Statement is being sent to our stockholders to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended or the Exchange Act, and Section 228(e) of the Delaware General Corporation Law, or DGCL. We are providing information to our stockholders regarding the action by written consent taken on November 25, 2005, by certain stockholders collectively owning approximately 54.69% of the outstanding shares of our common stock as of such date to approve the Kent Financial Services, Inc. 2005 Stock Option Plan, or 2005 Plan. This consent of stockholders is sufficient to approve the 2005 Plan. Accordingly, the action will not be submitted to the other Kent stockholders for a vote. The written consent will be effective on January 9, 2006, which is 20 calendar days after the date this Information Statement is first mailed to all stockholders in accordance with Rule 14c-2(b) under the Exchange Act.

Under Section 228 of the Delaware General Corporation Law, or DGCL, we are required to provide notice of the taking of any corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to us. On November 25, 2005, there were 2,815,374 shares of our common stock outstanding, each of which would have been entitled to one vote at a meeting called to approve the 2005 Plan.

We will pay all costs associated with the distribution of this Information Statement including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

                             PRINCIPAL STOCKHOLDERS


The following table presents information concerning the beneficial ownership of our shares of common stock as of December 2, 2005, by each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock, each of our current directors, each of our current executive officers and all of our directors and executive officers as a group. Percentage of beneficial ownership is based on 2,814,982 shares outstanding on December 2, 2005.


                                        Amount and Nature
Name and Address                          of Beneficial             Percent of
of Beneficial Owner                       Ownership (1)                Class
-------------------                     -----------------           ----------

Paul O. Koether                           1,539,658(2)                 54.70%
  211 Pennbrook Road
  Far Hills, NJ 07931

William Mahomes, Jr.                              -                         -
  900 Jackson Street
  Suite 540
  Dallas, TX 75202

Casey K. Tjang                                    -                         -
  510 Tallwood Lane
  Greenbrook, NJ 08812

M. Michael Witte                              2,000                         *
  1120 Granville Avenue
  Suite 102
  Los Angeles, CA 90049

Qun Yi Zheng, Ph.D.                          43,000                     1.51%
  6 Fox Hill Drive
  Wayne, NJ  07470

Sue Ann Merrill                                   -                         -
  376 Main Street
  Bedminster, NJ 07921

Marital Trust u/w/o Natalie I. Koether      451,434                    16.03%
  211 Pennbrook Road
  Far Hills, NJ 07931

All Directors and Officers                1,584,658                    54.48%
as a Group (six persons)

________________________________________________
*Less than one percent.

(1) Beneficial ownership is determined under the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power over securities. Each stockholder has sole voting and investment powers with respect to these shares, except as set forth in footnote 2, below. Included in such number of shares beneficially owned are shares subject to options currently exercisable or becoming exercisable within sixty days of December 2, 2005 by Dr. Qun Yi Zheng (33,000 shares).

(2) Includes 42,275 shares held in Mr. Koether's IRA. Also includes 451,434 Shares beneficially owned by the Marital Trust u/w/o Natalie I. Koether. As trustee, Mr. Koether may be deemed to own these shares beneficially.

                             EXECUTIVE COMPENSATION

The table below sets forth for the fiscal years ended December 31, 2004, 2003, and 2002, the compensation of any person who, as of December 31, 2004 was an Executive Officer of the Company with an annual compensation in excess of $100,000:

                           Summary Compensation Table

                                                           Long-Term
                         Annual Compensation (1)(2)      Compensation
Name of Principal  ------------------------------------  --------------
Officer/Position    Year   Salary   Bonus     Other (3)    Options(#)    Other
----------------    ----   ------   -----     ---------    ----------    -----


Paul O. Koether     2004  $240,000 $40,000     $95,502         -           -
Chairman and Chief  2003   240,000       -      69,113         -           -
Executive Officer   2002   240,000       -      63,552         -           -


(1) The Company has no bonus or deferred compensation plans and pays bonuses at the discretion of the Board based on performance.

(2) Mr. Koether received incidental personal benefits during the fiscal years covered by the table. The value of these incidental benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for Mr. Koether. Such amounts are excluded from the table.

(3)  Represents commissions paid by T. R. Winston to Mr. Koether in his capacity
     as  a  registered   representative  for  securities  trades  made  for  his
     customers. The Company sold its interest in T. R. Winston in August 2004.

Stock Option and Stock Appreciation Rights; Grants and Exercises

No stock options or stock appreciation rights, or SARs, were granted to Mr. Koether in 2004, 2003 or 2002.

Mr. Koether did not exercise any options or SARs in 2004, and there were no outstanding stock options or SARs held by Mr. Koether at December 31, 2004.

Long-Term Incentive  Plan Awards  Table and  Defined  Benefit or  Actuarial Plan
  Table

The Company does not maintain any long-term incentive plans or defined benefit or actuarial plans.

Employment Agreements

On December 1, 2002 ("Effective Date"), the Company and Paul O. Koether entered into an employment agreement ("Agreement") pursuant to which Mr. Koether serves as the Company's Chairman for an initial three-year term at an annual salary of $240,000 ("Base Salary"), which may be increased but not decreased at the discretion of the Board of Directors. The term is to be automatically extended one day for each day elapsed after the Effective Date.

Mr. Koether may terminate his employment under the Agreement at any time for "good reason" (defined below) within 36 months after the date of a Change in Control (defined below) of the Company. Upon his termination, he shall be paid the greater of the (i) Base Salary payable under the Agreement through the expiration date of the Agreement or (ii) an amount equal to three times the average annual Base Salary paid to him during the preceding five years.

A "Change in Control" is deemed to have occurred if (i) any individual or entity, other than individuals beneficially owning, directly or indirectly, common stock of the Company representing 30% or more of the Company's stock outstanding as of December 1, 2002, is or becomes the beneficial owner, directly or indirectly, of 30% or more of the Company's outstanding stock or (ii) individuals constituting the Board of Directors on December 1, 2002 ("Incumbent Board"), including any person subsequently elected to the Board whose election or nomination for election was approved by a vote of at least a majority of the Directors comprising the Incumbent Board, cease to constitute at least a majority of the Board. "Good reason" means a determination made solely by Mr. Koether, in good faith, that as a result of a Change in Control he may be adversely affected (i) in carrying out his duties and powers in the fashion he previously enjoyed or (ii) in his future prospects with the Company.

Mr. Koether may also terminate his employment if the Company fails to perform its obligations under the Agreement (including any material change in Mr. Koether's duties, responsibilities and powers or the removal of his office to a location more than five miles from its current location) which failure is not cured within specified time periods.

The Company may terminate Mr. Koether's employment under the Agreement for "cause" which is defined as (i) Mr. Koether's continued failure to substantially perform his duties under the Agreement (other than by reason of his mental or physical incapacity or the removal of his office to a location more than five miles from its current location) which is not cured within specified time periods, or (ii) Mr. Koether's conviction of any criminal act or fraud with respect to the Company. The Company may not terminate Mr. Koether's employment except by a vote of not less than 80 percent of the entire Board of Directors at a meeting at which Mr. Koether is given the opportunity to be heard.

In the event of Mr. Koether's death during the term of the Agreement, his beneficiary shall be paid a death benefit equal to $240,000 per year for three years payable in equal monthly installments. Should Mr. Koether become "disabled" (as such term is defined in the Agreement) during the term of the Agreement and either long-term disability insurance is not provided by the Company or such policy does not provide an annual benefit to age 75 equal to 80% or more of Mr. Koether's base salary, he shall be paid an annual disability payment equal to 80% of his base salary in effect at the time of the disability. Such payments shall continue until Mr. Koether attains the age of 75.

                           THE 2005 STOCK OPTION PLAN

Our Board of Directors approved and declared it advisable and in the Company's best interest to submit to the holders of a majority of our common stock for action by written consent, the Kent Financial Services, Inc., 2005 Stock Option Plan, or 2005 Plan. On November 25, 2005, stockholders owning approximately 54.69% of the outstanding shares of our common stock approved the 2005 Plan by action taken by written consent without a meeting in accordance with Delaware Law. No further vote of our stockholders is required to approve the 2005 Plan. Such approval will be effective 20 calendar days after the date this Information Statement and the accompanying letter are mailed to our stockholders. Our Board believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the most qualified key employees for the Company. The Board expects that the 2005 Plan will be an important factor in attracting and retaining the high caliber employees essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

The 2005 Plan is also designed to preserve our ability to deduct in full for federal income tax purposes the income recognized by our executive officers in connection with certain awards granted under the 2005 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However certain types of compensation, including performance-based compensation, are generally excluded from the deductibility limit. We believe that compensation in connection with stock options granted under the 2005 Plan generally will be deductible by us for federal income tax purposes.

Administration

The 2005 Plan is administered by a committee of the Board of Directors (the "Committee") except that the Chairman of the Board or, if the Chairman is not an executive officer, then our Chief Executive Officer or other executive officer designated by the Committee who is also a director of the Company (the "Designated Director) may administer certain aspects of the 2005 Plan for employees who are not executive officers of the Company and whose compensation is not and, in the judgment of the Designated Director, is not reasonably expected to become, subject to the provisions of Section 162(m) of the Code. The term "Committee" in the following discussion of the 2005 Plan includes the Designated Director, where applicable.

The Committee has the sole authority to interpret the 2005 Plan and to make rules and regulations relating to the 2005 Plan, to select participants, to establish the terms and conditions of grants of options and to grant options, except that the Committee may delegate to any of its members the authority to grant options to any person who is not an officer of the Company and who is not reasonably expected to be a "covered employee" under Section 162(m)(3) of the Code. Members of the Committee are not eligible to receive options under the 2005 Plan.

Eligibility

Options may be granted under the 2005 Plan to key employees, including officers, of the Company or any of the Company's subsidiaries. Selection of the recipients of, and the nature and size of, options granted under the 2005 Plan will be solely within the discretion of the Committee.

Common Stock Subject to 2005 Plan

A total of 400,000 shares of our common stock is available for issuance under the 2005 Plan. If our outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, stock split, reverse stock split, recapitalization, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving company, then each share subject to an outstanding option, and the shares reserved under the 2005 Plan but not yet covered by options, will be changed into or exchanged for the number and kind of shares or other securities into which or for each outstanding share of our common stock is changed or exchanged. In addition, the per share exercise price of each outstanding option would be adjusted so that the aggregate exercise price of the option would be unchanged. Further, if we declare a dividend on our common stock that is payable in shares of our common stock, the number of shares subject to outstanding options or otherwise reserved for issuance under the 2005 Plan will be adjusted proportionately to give effect to the stock dividend.

Subject to adjustment as described in the preceding paragraph, the shares of common stock that may be issued under the 2005 Plan will consist of authorized but unissued shares of common stock, treasury shares or both. If an outstanding option for any reason expires or is terminated, the shares of common stock issuable under the unexercised portion of such option will again be available for issuance under the 2005 Plan.

As of November 25, 2005, an option covering 300,000 shares of our common stock had been granted under the 2005 Plan to one executive officer, our President Dr. Qun Yi Zheng. The exercise price of such options is $3.00.

Terms and Conditions of Options

Types of Options

The 2005 Plan provides for the grant of incentive stock options, or ISOs, as defined in Section 422 of the Code, and non-qualified stock options to our key employees.

Limitations on Option Grants; Term of Options

The shares of common stock for which ISOs granted under the 2005 Plan and any other Company option plan are first exercisable by any participant during any calendar year may not have a fair market value (determined at the date of grant) in excess of $100,000. ISOs will be exercisable for the period determined by the Committee, but not more than ten years from the date of grant. However, an ISO granted to an employee who owns shares of our common stock possessing more than 10% of the voting power of all of our outstanding securities, or 10% Owner, will not be exercisable more than five years after the grant date.

Non-qualified options may be granted for such number of shares of common stock and will be exercisable for such period or periods as the Committee determines, but not more than ten years from the date of grant.

No participant in the 2005 Plan may receive options to purchase more than 400,000 shares of our common stock in any fiscal year.

Option Exercise Price

The exercise price of each option will be specified by the Committee and must be at least 100% of the fair market value of the underlying shares of common stock on the grant date. However, an ISO granted to a 10% Owner must have an exercise price of at least 110% of the fair market value of the underlying shares of common stock on the grant date. For purposes of the 2005 Plan, the fair market value of a share of our common stock on a particular date will be the closing price (or the average of the closing bid and asked prices if no sale is made) on the Nasdaq Stock Market on that date. On November 25, 2005 the closing price of our common stock on the Nasdaq Small Cap Market was $2.46 per share.

Exercise of Options

Except as otherwise determined by the Committee, options will not be exercisable for one year from their date of grant. Thereafter, unless otherwise determined by the Committee, options will become exercisable for one-third of the shares subject to the option on each of the first three anniversaries of the grant date.

If a participant in the 2005 Plan leaves our employ, other than due to the participant's death or retirement, all of the participant's options will terminate. If a participant retires as an employee, all of his or her options will become exercisable in full and may be exercisable for the shorter of (i) three months from the participant's retirement date and (ii) the exercise period of the options. If a participant in the 2005 Plan dies, his or her options will remain exercisable for the shorter of (i) three months after the date a representative of his or her estate is qualified and (ii) the exercise period of the options. The Committee may modify any of these restrictions on exercise of options.

If there is a "change in control" of our Company, all options outstanding under the 2005 Plan will become immediately exercisable in full. Generally, under the 2005 Plan, a change in control of our Company will be deemed to occur (i) upon the election of a director to our Board results in one-third of our directors not having served as directors for at least two years, unless such directors were elected by our stockholders or nominated for election by at least three-fourths of the directors who had been directors for at least two years,
(ii) if we sell all or substantially all of our assets, or consolidate with another company, or we merge with another company and do not survive the merger as a public company, (iii) if we or one or more of our stockholders sell or otherwise transfer shares of our common stock to another person and, after the transaction, the other person owns at least 25%, but less than 50%, of our outstanding voting shares, unless the sale or transfer was approved in advance by at least 75% of our directors who have served for at least two years, (iv) if we or one or more of our stockholders sell or otherwise transfer shares of common stock to another person who, after the transaction, owns at least 50% of our outstanding voting shares, or (v) as may be provided in any employment agreement we may have with a participant in the 2005 Plan.

Options may be exercised only upon the payment in full of the applicable exercise price in cash or, if approved by the Committee of the time of grant, by surrendering outstanding shares of our common stock that have been held for at least six months. In addition, the Committee may implement procedures to allow certain "cashless" exercises to be effected with the assistance of a broker selected by the option holder.

Transferability of Options

With the permission of the Committee, a holder of a non-qualified option may transfer for no consideration a non-qualified option to or for the benefit of a member of his or her immediate family, any trust solely for the benefit of a member of his or her immediate family, or any partnership or limited liability company whose only partners or members are one or more members of his or her immediate family. Any transferee of a non-qualified option will remain subject to all of the terms and conditions applicable to the option and any rules prescribed by the Committee. Other than as described above, options may not be transferred except by will or the laws of descent and distribution and, during the lifetime of an option holder, may be exercised only by the option holder.

Term, Amendment and Termination of 2005 Plan

The 2005 Plan will terminate on November 24, 2015, or such earlier time as the Board may determine.

The Board may modify the 2005 Plan at any time. However, the Board may not, without a majority vote or written consent of our stockholders, increase the number of shares as to which options may be granted under the 2005 Plan, change the class of persons eligible to participate in the 2005 Plan, or change the manner of determining the option prices. Any termination or amendment of the 2005 Plan that adversely affects the rights of an option holder will require the consent of the option holder. The Committee may, without the vote or written consent of our stockholders, amend any outstanding option to reduce the option price, or cancel any outstanding option and contemporaneously award a new option to the same optionee for substantially the same number of shares at a lower option price.

Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences to the Company and participants in the 2005 Plan based on the current provisions of the Code and the existing regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state or local tax laws or regulations.

ISOs

A participant does not realize income on the grant of an ISO. If a participant exercises an ISO in accordance with the terms of the ISO and does not dispose of the common stock acquired within two years from the grant date or within one year from the exercise date, the participant will not realize any ordinary taxable income by reason of the exercise and neither the Company nor its subsidiaries will be allowed a deduction by reason of the grant or exercise. The participant's basis in the shares of common stock acquired upon exercise will be the amount paid upon exercise. Provided the participant holds the shares of common stock as a capital asset at the time of sale or other disposition of the shares of common stock, the gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of gain or loss will be the difference between the amount realized on the disposition of the shares of common stock and the participant's basis in the shares of common stock. If a participant disposes of the shares of common stock within two years from the date of grant of the ISO or within one year from the date of exercise (an "Early Disposition"), the participant will realize ordinary income at the time of disposition which will equal the excess, if any, of (1) the lesser of (a) the amount realized on the disposition or (b) the fair market value of the common stock on the date of exercise, over (2) the participant's basis in the common stock. Also in this case, the Company or one of its subsidiaries will be entitled to a deduction in an amount equal to such income. If the participant holds the common stock as a capital asset at the time of disposition, the excess, if any, of the amount realized on disposition of the common stock over the fair market value of the common stock on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the common stock.

If a participant disposes of shares of common stock for less than the participant's basis in the shares of common stock, the difference between the amount realized and such basis will be a long-term or short-term capital loss, depending upon the holding period of the common stock, provided the participant holds the common stock as a capital asset at the time of disposition. Unless the participant makes an Early Disposition of such common stock, the excess of the fair market value of the common stock at the time the ISO is exercised over the exercise price may constitute an adjustment in computing alternative minimum taxable income under Section 56 of the Code and may result in the imposition of the "alternative minimum tax" under Section 55 of the Code. The rules affecting application of the alternative minimum tax, including if it applies, how it affects a participant's total tax liability and its affect on the participant's tax liability for subsequent tax years are very complex; each participant will be advised to discuss possible application of this tax with his or her personal tax or investment adviser.

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

Non-Qualified Stock Options

A participant does not recognize taxable income on the date of grant of the non-qualified option, provided that the non-qualified option does not have a readily ascertainable fair market value at the time it is granted. In general, the participant must recognize ordinary income at the time of exercise of the non-qualified option in the amount of the difference between the fair market value of the shares of common stock on the date of exercise and the exercise price. The amount of ordinary income recognized by a participant will be deductible by the Company in the year that the participant recognizes the income.

Common stock acquired upon exercise of a non-qualified option will have a tax basis equal to their fair market value on the exercise date, and the holding period for the common stock generally will begin on the date of exercise. Upon subsequent disposition of the common stock, the participant will recognize a long-term capital gain or loss if the participant has held the common stock for more than one year prior to disposition, or short-term capital gain or loss if the participant has held the common stock for one year or less. Any such disposition will not result in additional tax consequences to the Company.

Other Matters

The 2005 Plan is intended to comply with Section 162(m) of the Code with respect to options granted to employees under the 2005 Plan.

The above summary description of the 2005 Plan is qualified by and subject to the plan itself. Any stockholder may receive a free copy of the Plan as proposed to be amended by requesting a copy from Ms. Sue Ann Merrill at Kent Financial Services, Inc., 376 Main Street, P.O. Box 74, Bedminster, NJ 07921, telephone number (908) 234-0078. In addition, a copy of the 2005 Plan is filed as an Exhibit to this Schedule 14C filed with the SEC on December 19, 2005, and can be inspected and copied at the SEC's website www.sec.gov and at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549.

Options Outstanding under the 2005 Plan

On November 25, 2005, we granted an incentive stock option exercisable for 300,000 shares of our common stock to Dr. Qun Yi Zheng, our newly appointed President. The option is immediately exercisable for 33,000 shares and will become exercisable for an additional 33,000 shares on each of the first eight anniversaries of the grant date and 3,000 shares on the ninth anniversary of the grant date. The option expires on November 24, 2005. The exercise price of the option is $3.00 per share. The closing price of our common stock on The Nasdaq SmallCap Market on November 25, 2005 was $2.46.

We have not granted any other options under the 2005 Plan, and any other options granted under the 2005 Plan, including any options granted to our officers will be at the discretion of the Committee.

Equity Compensation Plan Disclosure

Other than the 2005 Plan, we do not have any compensation plans, including individual compensation arrangements, under which our equity securities may be issued.


                                  Kent Financial Services, Inc.
December 19, 2005


                                  /s/ Paul O. Koether
                                  -----------------------------------------
                                  Paul O. Koether
                                  Chairman


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